UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2017 (March 30, 2017)

CYTOSORBENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36792	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey	08852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On March 31, 2017, CytoSorbents Corporation, a Delaware corporation (the “Company”), announced that it has priced its previously announced underwritten public offering pursuant to which the Company issued and sold an aggregate of 2,222,222 shares of its common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $4.50 per share, for aggregate gross proceeds of approximately $10 million, before deducting underwriting discounts and commissions, estimated fees and expenses associated with the offering (the “Offering”). Pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) entered into by and among the Company and the underwriters (the “Underwriters”), for which Cowen and Company, LLC acted as a Representative, the Company granted to the Underwriters a 30-day option to purchase up to an additional 333,333 shares of Common Stock to cover over-allotments, if any. The closing is expected to take place on or about April 5, 2017, subject to the satisfaction of customary closing conditions. The shares of Common Stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement on Form S-3, as amended (File No. 333-205806), which was declared effective by the Securities and Exchange Commission on July 29, 2015.

A copy of the form of Underwriting Agreement dated March 30, 2017, is filed herewith as Exhibit 1.1 and incorporated herein by reference. Copies of the related press releases of the Company, dated March 30, 2017 and March 31, 2017 are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such Exhibits.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description.

1.1	Underwriting Agreement by and among the Company and the Underwriters dated as of March 30, 2017.

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

99.1	Press Release of the Company dated March 30, 2017.

99.2	Press Release of the Company dated March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2017	CYTOSORBENTS CORPORATION

	By:	/s/ Dr. Phillip P. Chan
	Name:	Dr. Phillip P. Chan
	Title:	President and Chief Executive Officer